EXHIBIT 10.1

INCREMENTAL JOINDER AGREEMENT

INCREMENTAL JOINDER AGREEMENT, dated as of May 25, 2011 (this “Joinder Agreement”), by and among TOYS “R” US-DELAWARE, INC., a Delaware corporation (the “Borrower”), BANK OF AMERICA, N.A., as Administrative Agent (“Administrative Agent”) under the Credit Agreement (as defined below), each initial Term B-2 Lender (as defined below) and each of the other Loan Parties that is a party hereto.

RECITALS:

WHEREAS, reference is hereby made to the Amended and Restated Credit Agreement, dated as of August 24, 2010 and as amended on September 20, 2010 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Credit Agreement”), among the Borrower, the Administrative Agent and each Lender from time to time party thereto (capitalized terms used but not defined herein having the meaning provided in the Credit Agreement);

WHEREAS, the Borrower has hereby notified the Administrative Agent that it is requesting the establishment of a tranche of New Loans pursuant to Section 2.12 of the Credit Agreement;

WHEREAS, pursuant to Section 2.12 of the Credit Agreement, the Borrower may obtain New Loan Commitments in respect of New Loans by, among other things, entering into one or more Joinder Agreements in accordance with the terms and conditions of the Credit Agreement;

WHEREAS, the Borrower has requested New Loans in an aggregate principal amount of $400,000,000 (the “Term B-2 Loans”; the New Loan Commitments relating thereto, the “Term B-2 Commitments”); and

WHEREAS, the New Loan Lenders party to this Joinder Agreement (such New Loan Lenders and any assignees thereof, the “Term B-2 Loan Lenders”) have indicated their willingness to lend such Term B-2 Loans on the terms and subject to the conditions herein.

NOW, THEREFORE, in consideration of the premises and agreements, provisions and covenants herein contained, the parties hereto agree as follows:

Subject to the terms and conditions set forth herein, each Term B-2 Loan Lender severally agrees to make Term B-2 Loans to the Borrower on the Term B-2 Joinder Effective Date (as defined below) in the amount of such Term B-2 Lender’s Term B-2 Commitment as set forth on Schedule A. Pursuant to Section 2.12 of the Credit Agreement, the Term B-2 Loans shall have the following terms:

1.

Applicable Rate. The Applicable Rate with respect to the Term B-2 Loans shall mean a percentage per annum equal to (i) from the Term B-2 Joinder Effective Date to the date on which the Administrative Agent receives a Leverage/Prepayment Certificate pursuant to Section 6.01(g) of the Credit Agreement for the fiscal quarter ending July 30, 2011 (A) for Eurodollar Rate Loans, 3.75% and (B) for Base Rate Loans, 2.75%, and (ii) thereafter, the applicable percentage per annum set forth below determined by reference to the Total Leverage Ratio as set forth in the most recent Leverage/Prepayment Certificate received by the Administrative Agent pursuant to Section 6.01(g) of the Credit Agreement:

Pricing Level	Total Leverage Ratio	Eurodollar Rate	Base Rate
1	> 1.75:1	3.75%	2.75%
2	≤ 1.75:1	3.50%	2.50%

2.	Eurodollar Rate. With respect to the Term B-2 Loans only, the Eurodollar Rate shall be deemed to be the greater of (i) the Eurodollar Rate as defined in the Credit Agreement and (ii) 1.50% per annum.

3.	Base Rate. With respect to the Term B-2 Loans only, the Base Rate shall be deemed to be the greater of (i) the Base Rate as defined in the Credit Agreement and (ii) 2.50% per annum.

4.	Mandatory Prepayments. The Term B-2 Loans shall be subject to mandatory prepayments on the same basis as Loans as set forth in Section 2.03(b), (c), (d) and (e) of the Credit Agreement. Such mandatory prepayments shall be allocated between the Loans outstanding under the Credit Agreement prior to the date hereof (“Existing Term Loans”) and the Term B-2 Loans on a pro rata basis in accordance with Section 2.03(f) of the Credit Agreement.

5.	Optional Prepayments. The Term B-2 Loans may be optionally prepaid as set forth in Section 2.03(a) of the Credit Agreement. As set forth in Section 2.03(f) of the Credit Agreement, optional prepayments of Existing Term Loans and any Term B-2 Loans shall be applied ratably among the outstanding Existing Term Loans and Term B-2 Loans; provided that in the event of a refinancing or Repricing Transaction in respect of the Existing Term Loans, the proceeds of such refinancing or Repricing Transaction will be applied to the outstanding Existing Term Loans prior to application to the Term B-2 Loans. Optional prepayments of the Term B-2 Loans shall be applied against the remaining scheduled installments of principal due in respect of the Term B-2 Loans in the manner specified by the Borrower or, if not so specified on or prior to the date of such optional prepayment, in direct order of maturity. In addition, if the Borrower makes any prepayment of the Term B-2 Loans in connection with a Repricing Transaction with respect to the Term B-2 Loans on or prior to the first anniversary of the Term B-2 Joinder Effective Date, the Borrower shall pay to the Administrative Agent, for the ratable account of each Term B-2 Loan Lender, a prepayment premium of 1.00% of the principal amount of such Term B-2 Loans being repaid.

6.

Amortization and Maturity Date. The Borrower shall repay to the Administrative Agent in dollars for the ratable account of the Term B-2 Loan Lenders on February 28, May 31, August 31 and November 30 of each year, commencing on August 31, 2011, an aggregate amount equal to 0.25% of the aggregate principal amount of the Term B-2 Loans advanced on the Term B-2 Joinder Effective Date (which payments in each case shall be reduced as a result of the application of prepayments in accordance with the order of priority set forth herein). To the extent not previously paid, all Term B-2 Loans shall be due and payable on May 25, 2018, together with accrued and unpaid interest on the principal amount to but excluding the date of payment.

7.	Upfront Fee. The Borrower agrees to pay on the Term B-2 Joinder Effective Date to each Term B-2 Loan Lender party to this Joinder Agreement on the Term B-2 Joinder Effective Date, as fee compensation for the funding of such Term B-2 Loan Lender’s Term B-2 Loan, a non-refundable funding fee in an amount equal to 1.00% of the stated principal amount of such Term B-2 Loan Lender’s Term B-2 Loan funded on the Term B-2 Joinder Effective Date, which fee may be paid with the proceeds of the Term B-2 Loans.

8.	Credit Agreement Governs. Except as set forth in this Joinder Agreement, the Term B-2 Loans shall have identical terms as the Existing Term Loans and shall otherwise be subject to the provisions, including any provisions restricting the rights, or regarding the obligations, of the Loan Parties or any provisions regarding the rights of the Term Lenders, of the Credit Agreement and the other Loan Documents, each reference to a “Loan” or “Loans” in the Credit Agreement shall be deemed to include the Term B-2 Loans and other related terms will have correlative meanings mutatis mutandis.

9.	Conditions to Effectiveness. This Joinder Agreement shall become effective on May 25, 2011 (the “Term B-2 Joinder Effective Date”) when:

(i)	this Joinder Agreement shall have been executed and delivered by the Borrower, the Loan Parties, each Term B-2 Loan Lender party hereto and the Administrative Agent;

(ii)	the Administrative Agent shall have received a certificate of each Loan Party dated as of the Term B-2 Joinder Effective Date signed by a Responsible Officer of such Loan Party (i) (A) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to the Term B-2 Loans, (B) certifying that the certificate or articles of incorporation or organization (certified by the Secretary of State or like authority of the state of its incorporation or organization) and by-laws or operating (or limited liability company) agreement of such Loan Party either (x) have not been amended since the Restatement Date or (y) are attached as an exhibit to such certificate, and (C) certifying as to the incumbency and specimen signature of each officer executing the Joinder Agreement and any related documents on behalf of such Loan Party and (ii) in the case of the Borrower, certifying as to the matters set forth in clauses (v), (vi) and (viii) below (except that the representations and warranties contained in subsections (a) and (b) of Section 5.06 of the Credit Agreement shall be deemed to refer to the most recent statements furnished pursuant to clauses (a) and (b), respectively, of Section 6.01 of the Credit Agreement);

(iii)

all fees and out-of-pocket expenses required to be paid or reimbursed by the Borrower as separately agreed by the Borrower and Merrill Lynch, Pierce, Fenner & Smith Incorporated, J.P. Morgan Securities LLC, Goldman Sachs Lending Partners LLC, Wells Fargo Securities, LLC, Credit Suisse Securities (USA) LLC and

Deutsche Bank Securities Inc. (collectively, the “Bookrunners”), including fees and out-of-pocket expenses of the Bookrunners and all invoiced fees and expenses of counsel to the Administrative Agent and the Bookrunners, shall have been paid or reimbursed, on or prior to the date hereof;

(iv)	the Term B-2 Loan Lenders and the Administrative Agent shall have received (a) an opinion of Simpson Thacher & Bartlett LLP, in form and substance reasonably satisfactory to the Administrative Agent and (b) Hunton & Williams LLP, special Virginia counsel to the Loan Parties, in form and substance reasonably satisfactory to the Administrative Agent;

(v)	both immediately before and after giving effect to the Term B-2 Loans, the representations and warranties of the Loan Parties contained in Article V of the Credit Agreement and in each other Loan Document shall be true and correct in all material respects on and as of the Term B-2 Joinder Effective Date as though made on such date (except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects as of such earlier date);

(vi)	the representations and warranties in Section 10 of this Joinder Agreement shall be true and correct in all material respects as of the date hereof;

(vii)	the Administrative Agent shall have received a notice of such Term B-2 Loan as required by Section 2.02 of the Credit Agreement; and

(viii)	no Default or Event of Default shall exist on the date hereof before or after giving effect to the Term B-2 Loans.

10.	Representations and Warranties. By its execution of this Joinder Agreement, the Borrower hereby certifies that:

(i)	this Joinder Agreement has been duly authorized by all necessary corporate, membership, partnership or other necessary action and has been duly executed and delivered by each Loan Party that is a party hereto and constitutes a legal, valid and binding obligation of such Loan Party, enforceable against such Loan Party in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law; and

(ii)

the execution, delivery and performance of this Joinder Agreement and the other documents executed in connection herewith (a) have been duly authorized by all requisite corporate or other organizational and, if required, stockholder or member action and (b) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except for such as (i) have been obtained or made and are in full force and effect, or (ii) the failure of which to obtain would not reasonably be expected to result in a Material Adverse Effect, (c) will not violate any Applicable Law or the Charter Documents of any Loan Party, except to the extent that such violation would not reasonably be expected to result in a Material Adverse Effect, (d) will not violate or result in a default under any indenture or any other agreement, instrument or other evidence of Material Indebtedness, except to the extent that such violation or default would not reasonably be expected to result in a Material Adverse Effect and (e) will not result in the creation or imposition of any Lien on any asset of any Loan Party.

11.	Borrower Covenant. The Borrower covenants and agrees that it will use the proceeds of the Term B-2 Loans (i) to fund the redemption, repurchase or repayment of any portion of the 2011 Notes on or prior to August 1, 2011 (which, for the avoidance of doubt, may be effected by making a Restricted Payment to Holdings) and (ii) to pay fees and expenses incurred in connection therewith and with this Joinder Agreement and related transactions.

12.	Term B-2 Loan Lender Covenants. Each Term B-2 Loan Lender and any assignees hereof hereby covenant and agree to vote (and to execute and submit a signature page to the Administrative Agent reflecting such vote) in favor of any and all of the following changes to the Credit Agreement (and acknowledges that it will not receive any fees paid by the Borrower in connection with seeking such amendment) should the Borrower seek an amendment to the Credit Agreement to make such changes:

(i)	in each of the definition of “Excess Cash Flow” and in Section 2.03(e), changing “January 28, 2012” to “February 2, 2013”;

(ii)	deleting Section 6.13;

(iii)	adding a new clause to Section 7.02 allowing the Borrower to make investments in or contributions to Propco II, so long as no Default or Event of Default has occurred and is continuing or would result therefrom, in each of (x) the period from the Effective Date through November 30, 2011 and (y) each 12-month period thereafter until December 1, 2013, to the extent (A) notice of redemption has been given in accordance with the indenture (the “Propco II Secured Notes Indenture”) governing Propco II’s 8.50% senior secured notes due 2017 (the “Propco II Secured Notes”) and (B) the proceeds of such Investments are used by Propco II to redeem, in each such period in accordance with the Propco II Secured Notes Indenture, not more than 10% of the aggregate principal amount of Propco II Secured Notes that were issued as of November 20, 2009 (or any exchange notes therefor), plus any applicable premium;

(iv)	providing that any prepayment of Loans pursuant to Section 2.03(a) of the Credit Agreement shall be applied to any Class of Loans as directed by the Borrower; and

(v)	providing that the “Maximum Incremental Facilities Amount” shall be increased from $700,000,000 to $800,000,000.

13.

Administrative Agent Waiver. By its execution of this Joinder Agreement, the Administrative Agent hereby waives the requirement in Section 2.12(a) of the Credit Agreement that written notice by the Borrower of its election to request any New Loan Commitments be not less than ten Business Days prior to the date on which the Borrower proposes that such New Loan Commitments shall become effective.

14.	Acknowledgments. Each Loan Party hereby expressly acknowledges the terms of this Joinder Agreement and reaffirms, as of the date hereof, (i) the covenants and agreements contained in each Loan Document to which it is a party, including, in each case, such covenants and agreements as in effect immediately after giving effect to this Joinder Agreement and the transactions contemplated hereby and (ii) its guarantee of the Obligations (including, without limitation, the Term B-2 Loans) under the Security Documents and its grant of Liens on the Collateral to secure the Obligations (including, without limitation, the Obligations with respect to the Term B-2 Loans) pursuant to the Security Documents.

15.	Amendment, Modification and Waiver. This Joinder Agreement may not be amended, modified or waived except in accordance with Section 10.01 of the Credit Agreement.

16.	Liens Unimpaired. After giving effect to this Joinder Agreement, neither the modification of the Credit Agreement effected pursuant to this Joinder Agreement nor the execution, delivery, performance or effectiveness of this Joinder Agreement:

(a)	impairs the validity, effectiveness or priority of the Liens granted pursuant to any Loan Document, and such Liens continue unimpaired with the same priority to secure repayment of all Obligations, whether heretofore or hereafter incurred; or

(b)	requires that any new filings be made or other action taken to perfect or to maintain the perfection of such Liens.

17.	Assignments. The Form of Assignment and Assumption for Term B-2 Loans is attached as Exhibit A hereto which, for the avoidance of doubt, shall be the exclusive form of assignment and assumption to be used by Term B-2 Lenders when assigning Term B-2 Loans (which such exhibit shall be incorporated into the Credit Agreement as Exhibit C-2; and each reference in the Credit Agreement to Exhibit C will hereafter be deemed a reference to Exhibit C-1 or Exhibit C-2, as applicable).

18.	Entire Agreement. This Joinder Agreement, the Credit Agreement and the other Loan Documents constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof and supersede all other prior agreements and understandings, both written and verbal, among the parties hereto with respect to the subject matter hereof. Except as expressly set forth herein, this Joinder Agreement shall not by implication or otherwise limit, impair, constitute a waiver of, or otherwise affect the rights and remedies of any party under, the Credit Agreement, nor alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Credit Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect. It is understood and agreed that each reference in each Loan Document to the Credit Agreement, whether direct or indirect, shall hereafter be deemed to be a reference to the Credit Agreement as amended hereby and that this Joinder Agreement is a Loan Document.

19.	GOVERNING LAW. THIS JOINDER AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK. SECTIONS 10.14 AND 10.15 OF THE CREDIT AGREEMENT ARE HEREBY INCORPORATED BY REFERENCE INTO THIS JOINDER AGREEMENT AND SHALL APPLY HERETO.

20.	Severability. If any provision of this Joinder Agreement is held to be illegal, invalid or unenforceable, the legality, validity and enforceability of the remaining provisions of this Joinder Agreement shall not be affected or impaired thereby. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

21.	Counterparts. This Joinder Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery by telecopier or other electronic means of an executed counterpart of a signature page to this Joinder Agreement shall be effective as delivery of an original executed counterpart of this Joinder Agreement.

IN WITNESS WHEREOF, each of the undersigned has caused its duly authorized officer to execute and deliver this Joinder Agreement as of the date first written above.

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Maria McClain
Name: Maria McClain
Title: Vice President

[Incremental Joinder Agreement]

BANK OF AMERICA, N.A., as Term B-2 Loan Lender

By:	/s/ Peter Almond
Name: Peter Almond
Title: Director

[Incremental Joinder Amendment]

TOYS “R” US-DELAWARE, INC.

By:	/s/ Adil Mistry
Name: Adil Mistry
Title: Vice President-Treasurer

GEOFFREY HOLDINGS, LLC

By:	/s/ Adil Mistry
Name: Adil Mistry
Title: Vice President-Treasurer

TOYS ACQUISITION, LLC

By:	/s/ Adil Mistry
Name: Adil Mistry
Title: Vice President-Treasurer

GEOFFREY, LLC

By:	/s/ Adil Mistry
Name: Adil Mistry
Title: Vice President-Treasurer

GEOFFREY INTERNATIONAL, LLC

By:	/s/ Adil Mistry
Name: Adil Mistry
Title: Vice President-Treasurer

TRU-SVC, LLC

By:	/s/ Joel Tennenberg
Name: Joel Tennenberg
Title: Manager

[Joinder Agreement]

TRU OF PUERTO RICO, INC.

By:	/s/ Adil Mistry
	Name:	Adil Mistry
	Title:	Vice President-Treasurer

[Joinder Agreement]

SCHEDULE A

to JOINDER AGREEMENT

Name of New Loan Lender	Type of Commitment	Amount

Bank of America, N.A.	New Loan Commitment	$400,000,000

[Joinder Agreement]

FORM OF ASSIGNMENT AND ASSUMPTION FOR TERM B-2 LOANS

This Assignment and Assumption for Term B-2 Loans (this “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [Insert name of Assignor] (the “Assignor”) and [Insert name of Assignee] (the “Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement (as defined below), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

BY EXECUTING THIS ASSIGNMENT AND ASSUMPTION, THE ASSIGNEE HEREBY EXPRESSLY ACKNOWLEDGES AND AGREES TO VOTE (AND TO EXECUTE AND SUBMIT A SIGNATURE PAGE TO THE ADMINISTRATIVE AGENT REFLECTING SUCH VOTE) IN FAVOR OF THE CHANGES TO THE CREDIT AGREEMENT SET FORTH IN SECTION 12 TO THE INCREMENTAL JOINDER AGREEMENT (AS DEFINED BELOW) SHOULD THE BORROWER SEEK AN AMENDMENT TO THE CREDIT AGREEMENT TO MAKE SUCH CHANGES AND ACKNOWLEDGES THAT IT WILL NOT RECEIVE ANY FEES PAID BY THE BORROWER IN CONNECTION WITH SEEKING SUCH AMENDMENT.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective facilities identified below and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as, the “Assigned Interest”). Each such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee: [and is an Affiliate/Approved Fund of [identify Lender]1]

3.	Borrower: Toys “R” Us-Delaware, Inc.

4.	Administrative Agent: Bank of America, N.A., as the Administrative Agent under the Credit Agreement.

5. Credit Agreement: Amended and Restated Credit Agreement, dated as of August 24, 2010 (as amended, amended and restated, extended, supplemented, waived or otherwise modified in writing from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among Toys “R” Us-Delaware, Inc., a Delaware corporation (the “Borrower”), each lender from time to time party thereto (the “Lenders”), Bank of America, N.A., as administrative agent for the Lenders (together with its permitted successors and assigns in such capacity, the “Administrative Agent”), Bank of America, N.A., as collateral agent for the Lenders (together with its permitted successors and assigns in such capacity, the “Collateral Agent”), Goldman, Sachs Credit Partners L.P. and JPMorgan Chase Bank, N.A., as Syndication Agents, Credit Suisse Securities (USA) LLC and Wells Fargo Bank, N.A., as Documentation Agents, Banc of America Securities LLC, J.P. Morgan Securities Inc. and Goldman Sachs Lending Partners LLC, as Joint Lead Arrangers, and Banc of America Securities LLC, J.P. Morgan Securities Inc., Wells Fargo Securities LLC, Goldman Sachs Lending Partners LLC, Credit Suisse Securities (USA) LLC, Citigroup Global Markets Inc. and Deutsche Bank Securities Inc., as Joint Bookrunning Managers.

6. Incremental Joinder Agreement. Incremental Joinder Agreement, dated as of May 25, 2011 (the “Incremental Joinder Agreement”) , by and among the Borrower, the Administrative Agent, each initial Term B-2 Lender (as defined therein) and each of the Loan Parties party thereto.

7. Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/ Loans for all Lenders*	Amount of Commitment/ Loans Assigned*	Percentage Assigned of Commitment/ Loans[2]	CUSIP Number

New Loan Commitment	$	$
	$	$	%

[1]	Select as applicable.
[2]	Set forth, to at least 9 decimals, as a percentage of the Loans of all Lenders thereunder.

Facility Assigned	Aggregate Amount of Commitment/ Loans for all Lenders*	Amount of Commitment/ Loans Assigned*	Percentage Assigned of Commitment/ Loans[2]	CUSIP Number
	$	$	%
	$	$	%

[8.	Trade Date: ][3]

Effective Date:             , 20     [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]

By:
Title:

ASSIGNEE [NAME OF ASSIGNEE]

By:
Title:

[3]

To be completed if the Assignor and the Assignee intend that the minimum assignment amount is to be determined as of the Trade Date. Minimum amount to be $1.0 million with respect to Commitments and Loans unless, in each case, the Administrative Agent and the Borrower otherwise consents, or entire remaining amount of the Assignee’s Commitments or Loans at the time owing to such Assignee.

Consented to and Accepted:

BANK OF AMERICA, N.A., as Administrative Agent

By:
Title:

[Consented to:

TOYS “R” US-DELAWARE, INC.

By:
Title: ][4]

[4]	If required pursuant to Section 10.06(b) of the Credit Agreement.

ANNEX 1 TO ASSIGNMENT AND ASSUMPTION

STANDARD TERMS AND CONDITIONS FOR

ASSIGNMENT AND ASSUMPTION

1.	Representations and Warranties.

1.1.  Assignor. The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.  Assignee. The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all requirements of an Eligible Assignee under the Credit Agreement (subject to receipt of such consents as may be required under the Credit Agreement), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement (as amended by the Incremental Joinder Agreement) as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copies of the Credit Agreement and the Incremental Joinder Agreement, together with copies of the most recent financial statements delivered pursuant to Section 6.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender, (vi) if it is not already a Lender under the Credit Agreement, attached to the Assignment and Assumption an Administrative Questionnaire, (vii) the Administrative Agent has received (or has waived its right to receive) a processing and recordation fee of $3,500 as of the Effective Date and (viii) if it is a Foreign Lender, attached hereto is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

[The Assignee further represents and warrants that it (i) it is an Affiliated Lender pursuant to the Credit Agreement and shall be subject to the restrictions set forth in Section 10.18 thereof; and (ii) at the time of such assignment on a pro forma basis after giving affect to such assignment, the aggregate principal amount of all Loans held by Affiliated Lenders shall not exceed 30% of the aggregate principal amount of all Loans outstanding under the Credit Agreement.]5

2.   Payments. From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.  General Provisions. This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption. This Assignment and Assumption shall be governed by, and construed in accordance with, the law of the State of New York, without regard to conflicts of laws principles that would require the application of the laws of another jurisdiction.

[5]	Insert this sentence in the case of an Assignee that is an Affiliated Lender: